EXHIBIT (9)(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP]

April 12, 2012

Monumental Life Insurance Company

4333 Edgewood Rd. NE

Cedar Rapids, Iowa 52499

RE:	Separate Account VA CC
Advisor’s Edge/Advisor’s Edge Select
File No. 333-146323/811-06564

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 8 to the Registration Statement to Form N-4 (File No. 333-146323) of the Separate Account VA CC filed by Monumental Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/Frederick R. Bellamy
Frederick R. Bellamy, Esq.